Exhibit 4.35

Xiamen Software Park accelerator space lease contract

(Unit 301, Floor 3,168, Fengqi Road, Software Park, Phase III, R & D Building) No.:

Party A (Lessor): Xiamen Information Group Co., LTD

Party B (lessee): Xiamen Pop Culture Co., LTD

In accordance with relevant laws and regulations, party A and Party B reach an agreement through friendly negotiation and hereby conclude this Contract for mutual compliance.

Article 1 Location, area, function and use of the lease

1.1 Party A leases Unit 301 (hereinafter referred to as the Lease), 3 / F, 168, Fengqi Road, Software III, Torch District, Xiamen, to Party B. The building area of the leased property is jointly confirmed by both parties to be 434.08 square meters. If the actual floor area is different from the agreed floor area after the signing of this Contract, the monthly rent standard agreed herein and the floor area of the leased property agreed herein shall not be adjusted.

1.2 Functions and uses of the leased property: Office building, to be used by Party B as an office. Without the written permission of Party A, Party B shall not change the purpose of the lease without authorization.

1.3. Before signing this contract, Party B has investigated the current situation of the premises and the surrounding environment, and voluntarily rents the premises based on its independent judgment.

Article 2 Lease term

2.1 The lease term is 1 year, from January 20, 2023 to January 19, 2024.

Article 3 Lease fee and payment method

3.1 Rent standard

The unit price of the rent is RMB two hundred and eight yuan / square meter per month (¥ yuan / square meter per month).

The specific rent standard is as follows:

Year of lease	Unit Price (RMB / Itf	Monthly rent (RMB)	Quarterly rent (RMB)	Current rent (first)	Pricing time
the	28	12154.24	36462.72	145850.88	From January 20, 2023 to January 19, 2024
amount to	145850.88

The contract price is RMB one hundred and forty-five thousand eight hundred and fifty hundred eighty-eight (¥: RMB 145850.88),

RMB one hundred and eight thousand nine hundred and five six (Y: 138905.60), RMB six thousand nine hundred and forty-five Wujiao eight (¥: 6945.28), the tax rate is 5_%o This contract is calculated at the tax-inclusive price. During the term of this contract, in case of any change in the national tax policy, the tax price and value added tax shall be recalculated by the tax policy applicable when the invoice is issued.

3.2 Payment method

3.2.1 The rent is a payment period for each month. Within 5 days from the date of signing this Contract, Party B shall pay Party A the initial rent of RMB six thousand, four hundred and sixty-two yuan (¥: RMB 36462.72), after which Party B shall pay the current rent to Party A to the following account designated by Party A before the 15th of the first month of each period

(Or an account confirmed in writing by Party A):

Account: Xiamen Information Group Co., Ltd

Bank: CCB Xiamen Branch Business Department

Account No.: [*]

3.2.2 During the lease term, Party B shall bear the property management fee, public maintenance fee, water and electricity fee, and the payment standards are as follows:

3.2.2.1 The property management fee shall be paid at the fee standard published by the property management company designated by Party A;

3.2.2.2 The housing public maintenance fund shall be paid according to the fee standard published by Xiamen Municipal Price Bureau;

3.2.2.3 The water and electricity charges generated by the leased property and the shared water and electricity charges generated during the lease term shall be paid according to the fee standard published by Xiamen Water Bureau and Electric Power Bureau.

The above property management fee, public maintenance fee and water and electricity fee shall be paid by Party B to the property company designated by Party A on time according to the payment time notified by the property company designated by Party A.

3.2.3 During the lease term, Party A shall pay the relevant operation tax according to law, and Party B shall specify the type of VAT invoice issued by Party A:

☐ 1. VAT ordinary invoice

Company / Personal Name:

identification number of the taxpayer;

☐ 2. VAT special invoice

When issuing the special VAT invoice, Party B shall provide the following information:

Company name: Xiamen Pupu Culture Co., Ltd

Taxpayer identification number: 91350206798065312U

Address: Unit 836, No.5, Mushuo Road, Huli District, Xiamen City

Tel.: 18060979708

Bank: China Construction Bank Co., Ltd., Xiamen Science and Technology Sub-branch

Account number: [*]

3.2.4 Tax: Party B shall pay the tax and administrative fees due to itself in strict accordance with the government regulations. If Party B fails to perform the tax obligations according to the provisions, all responsibilities shall be borne by Party B.

Article 4 Performance security deposit

4.1 Party B shall, within 15 working days from the signing of this Contract, pay a performance bond of RMB 100,000 (¥: RMB 37,000). If Party B breaches the contract during the performance of this Contract, Party A shall have the right to directly deduct the compensation and related expenses from the performance deposit. If the deposit is insufficient to deduct, Party A shall have the right to recover from Party B.

4.2 After Party A deduct the performance bond to Party A, if the performance bond paid by Party B to Party A is insufficient for the amount of the performance bond agreed in the contract, Party B shall make up the amount within 3 days after receiving the notice from Party A. Otherwise, Party A regards Party B to breach the contract and Party A shall have the right to hold Party B liable for breach of contract according to Party B’s overdue payment of rent.

4.3 at the termination of this contract (including early termination), if party b pay all the rent, and settle the property management fees and the lease of all expenses, and return the lease to party a according to this contract and there is no other default, party a after the termination of this contract, and the handover formalities within 20 working days, the performance deposit without interest. In case of any breach of contract, Party A shall repay the performance bond after party B assumes the full liability for breach of contract.

4.4 If the contract is terminated in advance or within 3 days after the expiration of this Contract, Party B shall go to the commercial registration authority for the cancellation of the registration of the business site of the leased property, otherwise Party A has the right not to return the performance deposit.

Article 5 Delivery of the lease item

5.1 Party A shall deliver the leased property to Party B for use according to the current situation, and Party B agrees to lease the leased property according to the current situation of the leased property and facilities.

5.2 The water and electricity supply facilities shall be delivered to Party B according to the current situation. If Party B needs to install self-use water and electricity facilities or expand the capacity (there shall be independent metering facilities), it shall apply to the property company designated by Party A in advance. After written approval, it shall be responsible for the installation and bear the relevant expenses, which shall be put into use after on-site review by the property company.

Article 6 Requirements for the use of the lease item

6.1 Party B shall use the leased property in strict accordance with the purpose and scope agreed herein, and shall not be used for assembly, processing and other production purposes, shall not set up a production and assembly workshop or warehouse, change the use purpose without authorization, or occupy public parts.

6.2 party b shall strictly implement the provisions of the Xiamen fire management regulations, safety with fire, electricity, gas, set up fire control facilities, shall not use, blocking safe evacuation channel, safety exit, and strictly implement the corresponding management system, if the fire safety accident occurred during the lease term, party b shall bear all responsibility.

6.3 If Party B needs to set up billboards, signs, light boxes and other outdoor advertisements outside the leased property, it shall abide by the relevant management system of the park.

6.4 In case of destructive accidents of the premises and ancillary facilities caused by improper use or management of Party B, resulting in property loss or personal injury, Party B shall bear all legal liabilities, and Party A shall not bear any liabilities.

6.5 Party B shall be responsible for the interior decoration of the leased item and shall bear all costs.

6.6 During the lease term, without the written consent of Party A, Party B shall not sublease, subcontract, borrow or license all or any part of the leased property to use the right, joint venture, partnership, investment, partnership, investment or any other form.

6.7 Party B shall submit the internal decoration plan (including but not limited to the general level design drawing, strong and weak electricity layout drawing, etc.) to Party A for review, and shall enter the site for decoration only after party A’s written confirmation. The main structure of the leased property shall not be changed during the decoration process.

6.8 Party B shall abide by the Xiamen Software Park Enterprise Management Regulations and other park management systems and relevant property management regulations, as well as the newly issued park management system and property management regulations promulgated after the signing of this Contract.

6.9 Party B shall not use the leased property for illegal activities, and shall not endanger Party A’s interests or damage the public interests. Otherwise, Party B shall bear all the legal liabilities, and Party A shall have the right to terminate this Contract and confiscate the performance security deposit.

6.10 Upon expiration of the lease term or other termination of the contract, Party A shall have the option of the ownership of the decoration and expansion part of the leased property. If Party A requires that the decoration and extension parts of the leased property attached to the leased property be owned by Party A, Party B shall not dismantle the leased property by itself and maintain the current use status of the leased property. If Party A requests Party B in writing to restore the original state of the leased property, Party B shall dismantle the attached part of the decoration, decoration and expansion of the premises and bear the corresponding expenses. If the decoration, decoration and expansion of Party B are not the supplementary part of the premises, Party B shall have the right to dismantle the premises. Party A shall not compensate and Party B shall not damage the structure of the premises. If the leased property is damaged by Party B, Party A shall have the right to ask Party B to compensate for the corresponding losses.

6.11 If Party B violates the relevant provisions of this clause, Party A shall have the right to supervise its correction.

6.12 Party B shall handle the property insurance and third-party liability insurance in the leased property. If Party B is not insured, and the property stored by Party B in the leased property suffers from water leakage, theft, fire, flood and other accidents or disasters, the responsibility shall be caused by Party B shall bear its own responsibility.

Article 7 Repair and maintenance of the leased property and ancillary facilities and sites

7.1 Party B shall have the exclusive right to use the leased property and its attached facilities during the lease term. Party B shall be responsible for the maintenance, maintenance and annual review of the leased property and special facilities, and guarantee that upon termination of this Contract, the natural facilities shall be returned to Party A along with the leased property during the lease term. Party A has the right to supervise this matter.

7.2 Party B shall be responsible for the proper use and maintenance of the leased property and its affiliated facilities, and shall eliminate all possible faults and dangers in time to remove all possible hidden dangers. If Party B fails to timely repair the destructive accidents, property losses or personal injury caused by the leased property and its affiliated facilities, Party B shall be liable for compensation.

7.3 Party B shall take good care of the lease item during the lease term. If the lease item is damaged due to non-natural losses, Party B shall be responsible for maintenance and expenses. If it is difficult to repair, Party B shall compensate for the corresponding losses. If it is difficult to repair, Party B shall compensate for the corresponding losses.

Article 8. Return of the lease property

8.1 Upon the expiration of the lease term or the early termination of the contract, Party B shall empty the items in the leased property, clean up the site and return them to Party A. When Party B hands over the leased property. Both parties shall jointly participate in the acceptance inspection.

8.2 If Party B fails to move out the leased item within the time limit, Party A shall have the right not to provide or guarantee the water, electricity, gas, communication of the leased item and other conditions that affect the applicability of the leased item.

Party A shall also have the right to take back the leased property by itself from the overdue date, and all the articles within the leased scope shall be deemed to be abandoned by Party B. Party A shall have the right to dispose of all the articles within the leased scope at party B, and all losses caused thereby shall be borne by Party B. At the same time, Party B shall also calculate and pay to Party A the house use fee of the overdue return to Party A according to twice the monthly rent of the same month upon the termination of the contract.

Article 9 Modification and termination of the contract

9.1 If Party B has any of the following circumstances, Party A shall have the right to issue a notice requiring Party B to correct the breach of contract immediately. If the rectification is not completed within the time limit required by Party A, Party A shall have the right not to provide or guarantee the water, electricity, gas, communication of the leased property and other conditions that affect the applicability of the leased property. Party A shall also have the right to confiscate the performance security deposit, terminate the contract, take back the lease item by itself, and hold Party B liable for breach of contract. This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter. Party B shall return the leased property to Party A according to this Contract; if Party A suffers losses from the termination of this Contract, it shall compensate Party A for the losses:

9.1.1 Failing to pay the rent payable by Party B or the relevant expenses incurred during the lease term for more than 15 days.

9.1.2 During the lease term, the structure or use of the lease item shall be changed without the written approval or consent of Party A.

9.1.3 During the lease term, without the written approval or consent of Party A, it shall sell, transfer, mortgage or take any other infringement of the lease property’s ownership of Party A.

9.1.4 During the lease term, Party B uses the leased property to store dangerous goods or engage in illegal business operations or criminal activities or damage the public interest.

9.1.5 Party B shall, without the written consent of Party A, sublease, subcontract, borrow or use all or any part of the leased property, cooperate with others, associate, partnership, invest and use it in any other form.

9.1.6 Damage to the lease item, or other acts of breach hereof.

9.1.7 Party B has major violations, violations or other events, which cause adverse effects to Party A and the software park. This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter.

9.2 If Party A has any of the following circumstances, Party B shall have the right to unilaterally terminate the Contract and hold Party A liable for breach of contract:

9.2.1 Party A fails to deliver or delays delivery of the leased item for more than 15 days, and Party B does not receive the leased item.

9.2.2 The main structure of the leased property is defective, which endangers the safety.

9.3 During the lease term, both parties may modify or terminate the Contract under any of the following circumstances:

9.3.1 Party A and Party B agree to modify or terminate this Contract in writing.

9.3.2 The leased property and its ancillary facilities are seriously damaged due to force majeure, and the contract cannot be further performed.

Article 10 Liability for breach of contract

10.1 Both parties shall abide by the contract during the lease term. If either party breaches this Contract and causes losses to the other party, it shall be liable for compensation.

10.2 during the lease term, party b overdue pay this contract shall be borne by party b of the rent and the lease process related costs, such as the rectification completed, party a has the right to terminate this contract in advance, and have the right to require party b from the date of the overdue standard to pay overdue payment penalty to party a.

10.3 If Party B breaches this Contract and causes the early termination of the Contract (except as stipulated in Article 12.2), Party A shall have the right to confiscate the performance deposit and require Party B to pay the liquidated damages for the previous month’s rent upon the early termination of this contract. If the contract is terminated in advance due to Party B’s breach of contract or other reasons, Party A shall not compensate Party B for the decoration expenses.

10.4 During the lease term, if either party breaches the contract and causes losses to the other party or is investigated by a third party or subject to administrative punishment, the breaching party shall, in addition to making compensation according to this clause, compensate the reasonable expenses paid to the non-breaching party, including but not limited to:

10.4.1 Litigation costs, preservation costs, execution fees, arbitration fees, and other taxes and fees paid to the relevant government departments;

10.4.2 Lawyer’s fee, notary fee and evaluation fee;

10.4.3 Evidence preservation fee and other reasonable expenses incurred in the process of transfer and evidence collection:

10.4.4 Travel expenses and business trip allowance.

10.5. If Party B fails to go through the cancellation registration formalities of the leased property with the commercial registration authority as agreed herein, party B shall pay party A a penalty of RMB 5% of the total overdue amount for each day overdue.

Article 11 Conditions of exemption

11.1 Party A and Party B shall not be liable for the failure to perform this Contract due to force majeure. Force majeure means the unforeseeable, unavoidable and insurmountable objective circumstances resulting in the uncontinued performance of this Contract, including but not limited to earthquake and war.

11.2 Party A shall have the right to unilaterally terminate the Contract under the following circumstances:

11.2.1 Demolition, reconstruction, requisition and expropriation;

11.2.2 Land allocation and transfer:

11.2.3 Planning adjustment, change of design change or specific use change of land:

11.2.4 Party A is restructured or no longer assumes the operation and management responsibilities due to other reasons:

11.2.5 Party committees at all levels, governments, general offices, relevant administrative departments, government temporary coordination agencies and offices, public offices, headquarters and their responsible persons (including deputy positions) and controlling holders of Party A shall submit special documents, resolutions, meeting minutes and copies. Instructions or instructions for the request to make the decision or require Party A to take back the land or building:

11.2.6 Party A decides to dismantle and rebuild, permanently dismantle, structurally transform and transform the leased property, or make major changes to its use;

11.2.7 Changes, modifications or other changes in laws, regulations and normative documents shall result in the unsuitable of the leased property

11.2.8 The administrative Committee of the Municipal Software Park, the institutions undertaking its functions and powers, or its superior authorities, and the subject qualification requirements of the leased property have changed.

Party B has no objection to Party A exercising the termination right of this Agreement; Party B fully understands and is willing to accept the losses caused by signing this Contract. Party B irrevocably waives the right to defend and prevent it.

Party B shall return the leased item within three months after receiving the notice from Party A without any conditions and waive the first performance or simultaneous performance of the defense. Both parties agree that Party A has the right to terminate the contract without assuming any liability.

11.3 If either party is unable to perform the Contract due to force majeure, the party that has the above force majeure shall immediately notify the other party by mail or fax, and shall, within 30 days, provide the details of the force majeure and the reasons for the failure, or part of the contract or the delay of performance.

11.4 During the lease period of Party B, Party A shall not be liable for the temporary interruption of water, electricity and public facilities due to the normal maintenance or other reasons not attributable to Party A. However, Party A shall notify Party B in advance before the normal maintenance.

Article 12 Termination of the contract in advance

12.1 During the lease term, neither party shall terminate this Contract in advance without authorization, except for force majeure factors.

12.2 If Party B really needs to terminate the Contract in advance, it shall notify Party A in writing 60 days in advance. terminate the contract in advance with the written consent of Party A and Party B has completed the following procedures:

12.2.1 Return the leased property to Party A;

12.2.2 Pay the rent of the real lease term and other expenses incurred by this Contract;

12.2.3 Party B shall pay liquidated damages to Party A before the early termination of this Contract, which shall be the monthly rent of the current month upon the early termination of the contract;

12.2.4 Go through the cancellation registration procedures of the business premises of the leased property with the commercial application registration authority

12.3 If Party B fails to terminate the contract in advance and cancel the lease as mentioned in the preceding paragraph, Party A shall have the right to confiscate all the performance security deposit and recover all losses caused to Party A by the early lease cancellation from Party B.

12.4 If Party B terminates the contract in advance due to breach of contract or other reasons, Party A shall provide the decoration and decoration to Party B

12.5 If Party A really needs to terminate the Contract in advance, it shall notify Party B in writing 30 days in advance. And pay liquidated damages

For Party B, the liquidated damages shall be the monthly rent of the same month when the contract is terminated in advance. In addition, Party A shall compensate Party B for the decoration and decoration expenses incurred separately.

Article 13 Termination of the contract

13.1 If the Contract is terminated in advance or upon expiration, Party B shall move out of the leased property on the date of early termination or expiration of the lease term and perform it in accordance with the provisions hereof.

13.2 Prior to the early termination of the Contract or the expiration of the term of validity, Party A shall determine the new rent standard and issue a new rental announcement according to the public lease. In the case of public leasing, Party B shall participate in the bidding and exercise the legal rights in accordance with the rules formulated or implemented by Party A. If Party B does not participate, it shall be deemed to have waived the relevant rights.

Article 14 Supplementary Provisions

14.1. Dispute settlement measures

14.1.1 Any dispute arising from or in connection with this Contract shall be settled by both parties through friendly negotiation; if no agreement can be reached, any party shall submit it to Xiamen Arbitration Commission for arbitration in accordance with the Arbitration Rules (2020 edition) (unless otherwise agreed in this Contract). The arbitral award is final and binding on both parties. However, the parties agree to make the following changes to the arbitration rules:

14.1.1.1 Arbitration shall be conducted in accordance with Chapter 8 of the Rules and shall not be subject to the limitation of Article 60 (1) of the Rules shall not exceed RMB 2 million (RMB, the same below), and the right to apply for change shall be waived.

14.1.1.2 The parties agree that Xiamen Arbitration Commission shall appoint an arbitrator as the sole arbitrator to arbitrate any dispute arising from or in connection with this Contract.

14.1.1.3 The time limit for submitting the defense and identity documents and filing a counterclaim (if any) shall be three days; the time limit for presenting evidence shall be five days.

14.1.1.4 Both parties agree not to hold the arbitration session. the arbitration tribunal may conduct a written hearing and make a ruling based on the arbitration application, defense and other materials submitted by both parties.

14.1.1.5 Documents related to arbitration may be delivered by express delivery. The service addresses confirmed by both parties are as follows:

Party A’s address for service is: 5th floor, No.33, Guanri Road, Phase II, Xiamen Software Park

Party B’s address is Unit 301, 3, Floor 3, No.168 Fengqi Road, Phase III, Xiamen Software Park

If the service address is changed, it shall notify the other party in writing and make the change from the date when the other party receives the notice of change The latter address is the valid service address.

Express delivery shall be deemed on the second day from the date of delivery; relocation of either party, rejection or no receipt shall not affect the effect of delivery. Neither party shall claim under the above pretext that it has not received the documents, notices or materials.

14.1.2 In case of any dispute and settlement by the above means, the parties shall continue to perform their other obligations under this Agreement except for the matters in dispute.

14.2 Other

14.2.1 Party B shall cooperate with Party A’s management personnel in the inspection work. In case of emergency, party A shall timely notify Party A.

14.2.2 Xiamen innovation software park management co., LTD., a subsidiary of party a, according to party a and Xiamen innovation software park management co., LTD., signed the annual asset management agreement, the software park two and three assets leasing business and daily management management management co., LTD., during the lease, party b agrees and accept the Xiamen innovation software park management co., LTD., the management of the lease, aware of the company has the right to exercise the rights of the lessor, and perform the obligations of the lessor, and no objection.

14.2.3 The annexes hereto shall be an integral part of this Contract.

14.2.4. Upon signing this Contract, Party B shall submit a valid copy of the business license, a copy of the ID card of the legal representative, or a copy of the ID card of the lessee.

14.2.5 Service of this Contract including, but not limited to, notice, collection and relevant legal documents may be delivered in the manner specified in Article 14.1.1.5.

14.2.6 This Contract is made in two originals, with Party A and Party B holding one copy each. This Contract shall be established after being sealed by Party A and signed and sealed by Party B’s legal representative or authorized agent, and shall pay the performance bond to Party B

14.2.7 For matters not covered herein, both parties may sign a supplementary agreement separately.

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Signing  place:

Xiamen